Exhibit 10.6

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 15th day of October, 1999 by and between CCB Financial Corporation, a North Carolina corporation ("CCB"), and William L. Abercrombie, Jr. ("Executive").

                                   BACKGROUND
                                   ----------

         WHEREAS, Executive serves as the Chief Executive Officer of American Federal Bank, FSB, a federal stock savings bank and a subsidiary of CCB ("American Federal"); and

         WHEREAS, on July 31, 1997, Executive and CCB entered into an Employment Agreement (the "Prior Agreement"), and Executive and CCB desire to amend and restate such the Prior Agreement as set forth herein.

         NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Effective Date. The effective date of this Agreement is October 15, 1999 (the "Effective Date").

         2. Employment. Executive shall continue to be employed as an Executive Vice President of CCB, and, pursuant to an Amended and Restated Employment Agreement between Executive and American Federal, also dated as of October 15, 1999 (the "AFB Agreement"), he shall continue to be employed as the Chief Executive Officer of American Federal until such time as American Federal shall be merged into Central Carolina Bank and Trust Company ("CCB Bank"). Upon such merger, Executive shall be an Executive Vice President of CCB Bank. Executive's responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Board of Directors of CCB. In such capacity, Executive will report directly to the Chief Executive Officer of CCB.

         3. Employment Period. Unless earlier terminated in accordance with
Section 6 of this Agreement, Executive's employment shall be for the term beginning the Effective Date and ending at 11:59:59 o'clock, p.m., on October 15, 2002 (the "Employment Period").

         4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts to the faithful performance of his duties hereunder; provided, however, that with the approval of the Board of Directors of CCB, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, such companies or organizations, which, in such Board's judgment, will not present any material conflict of interest with CCB or any of its subsidiaries, divisions or affiliates, or will not unfavorably affect the performance of Executive's duties pursuant to this Agreement, or will not violate any applicable statute or regulation. During the Employment Period, it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities, and/or (ii) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive's responsibilities and duties under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Executive's responsibilities hereunder.

         5.       Compensation and Benefits.

                  (a) Base Salary. During the Employment Period, CCB will pay to Executive a base salary of $327,000 per calendar year ("Base Salary") and an additional fixed bonus compensation of $166,454 per calendar year ("Bonus") (the Base Salary and the Bonus are collectively referred to hereinafter as the "Compensation"). The Compensation, less normal withholdings, shall be payable in equal twice monthly installments under CCB's payroll practices from time to time. Executive's Compensation shall be prorated on a daily basis for portions of calendar years occurring during the Employment Period. As of the Effective Date, Executive shall cease to be a participant in CCB's Executive Management Incentive Plan (the "EMIP"). Executive shall receive the portion of his calendar year 1999 bonus under the EMIP allocable to the period from January 1, 1999 to, but not including, the Effective Date in a lump sum, less applicable withholdings, on the day prior to the Effective Date.

                  (b) Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of CCB and its affiliated companies, and on the same basis as such other senior executive officers, with full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility. In addition, under the Prior Agreement, CCB assumed and maintained on behalf of Executive that certain Supplemental Retirement Benefit Agreement, dated as of December 19, 1994, between Executive and American Federal (the "AFB SERP"). If so requested by Executive, CCB shall continue to maintain the AFB SERP.

                  (c) Incentive Plans. Those options to acquire shares of CCB's Common Stock granted to Executive in his capacity as an executive officer of CCB prior to the Effective Date that remain unvested as of the Effective Date shall vest and be exercisable as and when provided in CCB's Amended and Restated Long-Term Incentive Plan (the "LTIP") and the applicable option grant agreement. Executive acknowledges and agrees that CCB has no obligation to grant additional options to acquire capital stock of CCB to him under the LTIP or otherwise. Notwithstanding the foregoing, in the event that a "Change of Control" of CCB, as defined in CCB's Plan for Severance Compensation After A Change of Control, shall occur during the Employment Period, all options to acquire shares of CCB's Common Stock granted to Executive in his capacity as an executive officer of CCB that are outstanding but unvested immediately prior to such Change of Control shall vest and be exercisable by Executive as of and after the occurrence of the Change of Control. Executive's option grant agreements with respect to such options shall be deemed amended by this Agreement as provided in the preceding sentence.

                  Executive has been granted performance units ("Units") under CCB's LTIP as follows: (i) 680 Units for which the performance period is composed of the three years beginning January 1, 1997 and ending December 31, 1999 (the "1999 Units"); (ii) 720 Units for which the performance period is composed of the three years beginning January 1, 1998 and ending December 31, 2000 (the "2000 Units"); and, (iii) 980 Units for which the performance period is composed of the three years beginning January 1, 1999 and ending December 31, 2001 (the "2001 Units"). The payment date for each performance period is during March of the year following the end of such period. Executive will be entitled to a cash payment with respect to the 1999 Units in the amount and to the extent he qualifies therefor as provided in the LTIP and the applicable Unit grant agreement. Executive shall be entitled to cash payments with respect to the 2000 Units and the 2001 Units in the amounts and to the extent he qualifies therefor as provided in the LTIP and the applicable Unit grant agreements, each as amended as of the date of this Agreement. Executive acknowledges and agrees that CCB has no obligation to grant additional Units to him.

                  (d) Welfare Benefit Plans. During the Employment Period, and subject to Section 7(c) of this Agreement, Executive and/or Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by CCB and its affiliated companies (including, without limitation, medical, prescription, dental, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to senior executive employees of CCB and its affiliated companies, and full credit given for Executive's total accumulated years of service at American Federal for purposes of determining vesting and eligibility (other than under CCB's retiree medical plan). Without limiting the foregoing, (i) during the Employment Period, CCB shall continue to maintain on behalf of Executive that certain life insurance policy identified on Exhibit A hereto, and (ii) for one year after Executive's death, CCB shall pay any premium required for any "qualified beneficiary" to continue his or her health care coverage in accordance with Title I, Part 6 of the Employee Retirement Security Act of 1974.

                  (e) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of CCB and its affiliated companies to the extent applicable generally to other senior executive employees of CCB and its affiliated companies.

                  (f) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of CCB and its affiliated companies in effect for senior executive employees of CCB and its affiliated companies. Executive's Base Salary shall be the basis for the computation of his perquisites allowance.

         6.       Termination of Employment.

                  (a) Termination. Either Executive or CCB may terminate Executive's employment hereunder as of the end of any twice monthly payroll period. Executive's employment shall terminate automatically upon Executive's death.

                  (b) Notice of Termination. Any termination by CCB or by Executive shall be communicated by five (5) days prior written notice to the other party thereto given in accordance with Section 13(g) of this Agreement.

                  (c) Date of Termination. "Date of Termination" means the last day of the twice monthly payroll period described in Section 6(a) of this Agreement or the date of Executive's death, as applicable.

         7.       Obligations of CCB Upon Termination.

                  (a) Termination. In the event that, during the Employment Period, Executive's employment is terminated by CCB or Executive as provided in
Section 6(a) of this Agreement, then in consideration of Executive's services rendered prior to such termination and as reasonable compensation for his compliance with the restrictive covenants set forth in Section 11 of this
Agreement:

                           (i) CCB shall pay to Executive in cash each twice monthly payroll period occurring after the payroll period in which the Date of Termination occurs, when due in accordance with CCB's payroll practices, a sum equal to the aggregate of the following amounts divided by the number of days occurring from (and including) the first day of the twice monthly payroll period following the pay period in which the Date of Termination occurred through October 15, 2002 (the "Remaining Employment Period"), with such quotient being multiplied by the number of days in the twice monthly payroll period for which such payment is being made:

                             (A) the amount of $1,480,362, less the amount of all payments of Compensation made to Executive under this Agreement after the Effective Date and prior to the commencement of the Remaining Employment Period; and

                             (B) an amount equal to the excess of (a) the actuarial equivalent of the benefit under CCB's qualified defined benefit retirement plan (the "Retirement Plan") (utilizing actuarial assumptions no less favorable to Executive than those in effect under CCB's Retirement Plan on the Date of Termination), and any excess or supplemental retirement plans (including the AFB SERP) in which Executive participates (together, the "SERP") which Executive would receive if Executive's employment continued throughout the Remaining Employment Period, assuming for this purpose that all accrued benefits are fully vested, and, assuming that Executive's compensation in each remaining year of the Employment Period is the Compensation, over (b) the actuarial equivalent of Executive's actual benefits (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination; and

                  (ii) CCB shall pay to Executive in cash on or before the thirtieth (30th) day following the Effective Date the amount of any compensation previously deferred by Executive (together with accrued interest and earnings thereon) and any accrued vacation pay through the Effective Date (in each case to the extent not theretofore paid); and

                  (iii) In the event the Date of Termination occurs on or after January 1st and before March 31st of any calendar year, CCB shall pay Executive in cash the amount payable to Executive with respect to Units for the performance period which ended December 31st of the immediately preceding calendar year, which payment shall be made at the time provided by the LTIP and the applicable Unit award agreement;

                  (iv) for the Remaining Employment Period, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, CCB shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(d) of this Agreement if Executive's employment had not been terminated, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility and years-of-service credit (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed throughout the Remaining Employment Period and to have retired on the last day of such period; and

                  (v) to the extent not theretofore paid or provided, CCB shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of CCB and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                  (vi) notwithstanding any provision of this Agreement to the contrary, Executive shall forfeit his right to receive, or, to the extent such amounts have previously been paid to Executive, shall repay in full to CCB with interest at 8% per annum within thirty (30) days of a final determination of Executive's liability therefor as set forth below, the amounts described in Section 7(a)(i)(A) and (B), Section 7(a)(ii) and Section 7(a)(iii) of this Agreement if any time during the Employment Period or the Remaining Employment Period (the "Restricted Period") he violates the restrictive covenants set forth in Section 11 of this Agreement. Any determination of whether Executive has violated such covenants shall be made by arbitration in Greenville, South Carolina under the Rules of Commercial Arbitration

         (the "Rules") of the American Arbitration Association, which Rules are deemed to be incorporated by reference herein; provided, however, that either party may seek equitable remedies in court.

                  (b) Death. If Executive's employment is terminated by reason of Executive's death during the Employment Period or the Remaining Employment Period, this Agreement shall terminate without further obligations to Executive's legal representatives under this Agreement, other than for payment of Remaining Obligations and the timely payment or provision of Other Benefits. "Remaining Obligations" means the aggregate of the amounts described in Section 7(a)(i)(A) and (B), Section 7(a)(ii) and Section 7(a)(iii) of this Agreement less the total sum of those amounts paid to Executive under such Section 7(a)(i), Section 7(a)(ii) and Section 7(a)(iii) prior to his death. Remaining Obligations shall be paid to Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this
Section 7(b) shall include, without limitation, and Executive's estate and/or beneficiaries shall be entitled to receive, (i) benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable generally to senior executive officers of CCB and its affiliated companies and their beneficiaries, will full credit given for Executive total accumulated years of service at American Federal for purposes of determining vesting and eligibility, (ii) the death benefits under the life insurance policy identified on Exhibit A hereto, and (iii) the beneficiary health care coverage referred to in Section 5(d) of this Agreement.

                  (c) Disability. Notwithstanding any other provision of this Agreement, Executive acknowledges and agrees (i) that in consideration of CCB's agreements herein, he hereby waives and releases any right to participate in any disability benefit plan, program or coverage of CCB or maintained by CCB through an insurer or other provider and any right to receive disability payments from or through any such plan, program or coverage, and (ii) that should Executive be deemed entitled to receive any such disability payments notwithstanding the provisions of the preceding item (i), the present value of all such disability payments (with such present value being determined by the Accounting Firm (as defined in Section 8(b) of this Agreement) using such life expectancy, interest rate and other relevant assumptions as are deemed by it to be reasonable at the time and in the context of its determination) shall be deducted from the aggregate of the sums described in Section 7(a)(i) and Section 7(a)(iii) of this Agreement.

         8.       Mandatory Reduction of Payments in Certain Events.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by CCB to or for the benefits of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 (the "Excise Tax") of the Internal Revenue Code of 1986, as amended (the "Code"), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax.

                  (b) The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in Section 8(a)(i) and (ii) above shall be made by CCB's regular independent accounting firm at the expense of CCB or, at the election and expense of Executive, another nationally recognized independent accounting firm (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations. Any determination by the Accounting Firm shall be binding upon CCB and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 8(a), could have been made without the imposition of the Excise Tax ("Underpayment"). In such event, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by CCB to or for the benefit of Executive.

         9. Non-Exclusivity of Rights. Except as otherwise specifically provided herein, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy, or practice provided by CCB or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 13(e), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with CCB or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with CCB or any of its affiliated companies at or subsequent to the date Executive's employment is terminated shall be payable in accordance with such plan, policy, practice or program or such contract or agreement except as explicitly modified by this Agreement.

         10. Full Settlement. CCB's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which CCB may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains such employment. CCB agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (to the extent that Executive is successful, in whole or in part, in such contest) by CCB, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

         11.      Covenants.

                  (a) Covenant Not to Compete. During the Restricted Period (as defined in Section 7(a)(vi) of this Agreement), Executive shall not, within the States of South Carolina and North Carolina, directly or indirectly, in any capacity, render his services, or engage or have a financial interest in, any business that shall be competitive with any of those business activities in which CCB or any of its subsidiaries are engaged as of the date of Executive's termination of employment, which business activities include the provision of banking and related financial services (collectively, the "Business"); provided, however, that Executive's beneficial ownership of 3% or less of any class of securities listed for trading on a national securities exchange or traded on the Nasdaq National Market or in the over-the-counter market and reported by The Nasdaq Stock Market, Inc. shall not constitute a "financial interest" in violation of this covenants. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or territory, the court is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law.

                  (b) Covenant No to Solicit Customers. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other person, partnership, limited liability company, corporation or other entity ("Person") (other than CCB or an affiliated Person thereof), solicit the provision of services included in the Business to any Person who is or was (i) a customer of CCB or any of its affiliates for whom CCB or any of its affiliates provided services included in the Business during any part of the 12-month period immediately prior to the date of Executive's termination as an employee of CCB, or (ii) a potential customer of CCB or any of its affiliates to whom CCB or any of its affiliates solicited the provision of services included in the Business during any part of the 12-month period immediately prior to the date of Executive's termination as an employee of CCB.

                  (c) Covenant Not to Solicit Employees. During the Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any other Person, solicit, recruit or entice, directly or indirectly, any employee of CCB or its affiliates to leave the employment of CCB or such affiliate to work with Executive or with any Person with which Executive is or becomes affiliated or associated.

                  (d) Reasonableness of Scope and Duration. The parties hereto agree that the covenants and agreements contained in this Section 11 are reasonable in their scope and duration, and they intend that they be enforced, and no party shall raise any issue of the reasonableness of the scope or duration of any such covenants in any proceeding to enforce any such covenants.

                  (e) Enforceability. Executive agrees that monetary damages would not be a sufficient remedy for any breach or threatened breach of the provisions of this Section 11, and that in addition to all other rights and remedies available to CCB, CCB shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach.

                  (f) Separate Covenants and Severability. The covenants and agreements contained in this Section 11 shall be construed as separate and independent covenants. Should any part or provision of any such covenant or agreement be held invalid, void or unenforceable in any court of competent jurisdiction, no other part or provision of this Agreement shall be rendered invalid, void or unenforceable as a result. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction unless modified, it is the intent of the parties that the otherwise invalid or unreasonable term shall be reformed, or a new enforceable term provided, so as to most closely effectuate the provisions as is validly possible.

         12.      Assignment and Successors.

                  (a) Executive. This Agreement is personal to Executive and without the prior written consent of CCB shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

                  (b) CCB. This Agreement shall inure to the benefit of and be binding upon CCB and its successors and assigns. CCB will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets of CCB to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CCB would be required to perform it if no such succession had taken place. As used in this Agreement, "CCB" shall mean CCB as hereinbefore defined and any successor to its businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

         13.      Miscellaneous.

                  (a) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

                  (b) Waiver. Failure of either part to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (c) Severability. If any provision or covenant, of any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (d) Other Agents. Nothing in this Agreement is to be interpreted as limiting CCB from employing other personnel on such terms and conditions as may be satisfactory to it.

                  (e) Entire Agreement. As of the date hereof, Executive and American Federal have entered into the AFB Agreement which relates specifically to Executive's employment as Chief Executive Officer of American Federal until the merger of American Federal with CCB Bank, and contains certain bank regulatory limitations imposed by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Except as provided herein or in the AFB Agreement, this Agreement contains the entire agreement between CCB and Executive with respect to the subject matter hereof and it supersedes and invalidates any previous agreements or contracts including employment agreements by and between Executive and CCB or American Federal. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein or in the AFB Agreement, shall be of any force or effect.

                  (f) Governing Law. Except to the extent preempted by federal law, the laws of the State of North Carolina shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (g) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery or on the seventh day following the postmark date after mailing if mailed, first class, certified mail, postage prepaid:

                  To CCB:

                  CCB Financial Corporation
                  111 Corcoran Street
                  Durham, North Carolina  27702-0931
                  Attention:  Chief Executive Officer
                  Facsimile No.:  (919) 683-6881

                  To Executive:

                  William L. Abercrombie, Jr.
                  300 East McBee Avenue
                  Greenville, South Carolina  29601
                  Facsimile No.:  (864) 255-7504

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (h) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amended and Restated Employment Agreement as of the date first above written.

                                   CCB FINANCIAL CORPORATION


                                   By:  /s/  ERNEST C. ROESSLER
                                        -----------------------
                                   Title: Chairman and CEO


                                   EXECUTIVE:


                                   /s/  WILLIAM L. ABERCROMBIE, JR.
                                   --------------------------------
                                   William L. Abercrombie, Jr.